Exhibit 99.1

        COMPETITIVE TECHNOLOGIES ANNOUNCES NEW INTERNATIONAL DISTRIBUTOR

FAIRFIELD, CT - (APRIL 13, 2011) - Competitive Technologies Inc. (OTCQX: CTTC) announced today that it has recently signed a new distribution agreement, including the sale of 52 Calmare pain therapy medical devices, with a wholly owned subsidiary of Hospital Consulting SpA, for Italy and Malta. The subsidiary, Life Episteme Italia ("LEI"), was previously partially (51%) owned by Life Episteme Group ("LEG") of Geneva.

In December 2010, CTTC cancelled its distribution agreement with LEG for all countries and reclaimed into inventory Calmare devices that had previously been sold to LEG, but for which CTTC had not been paid. Effective March 31, 2011, CTTC and LEG officially concluded all prior agreements and LEG completed its withdrawal from its ownership in LEI.

CTTC looks forward to a long and productive relationship with LEI. Both parties expect to provide the Calmare device to hospitals, physicians and medical groups in Italy and Malta with the goal of providing ongoing relief to patients suffering from chronic pain.

CTTC remains confident that it will be profitable in its first quarter ended March 31, 2011, and throughout the fiscal year ending December 31, 2011. The agreement with LEI is one of several agreements the Company is in the process of negotiating in the U.S. and international locations, all of which are intended to enable Prof. Giuseppe Marineo's "Scrambler Therapy" to relieve suffering from neuropathic pain. As sales of the Calmare device expand, CTTC's revenue and net profit are expected to grow.

ABOUT LIFE EPISTEME ITALIA

Life Episteme Italia is a medical device distributor that is now wholly owned by Hospital Consulting, SpA of Italy. Hospital Consulting provides advisory, management and organizational services to the healthcare and environment sectors. With 30 years of experience, Hospital Consulting is an ideal partner for clients looking for effective and competitive solutions to meet the growing demands for complex and structured services needed to be a market leader in the healthcare marketplace. LEI's President, Marisa Giampaoli who is also the Managing Director of Hospital Consulting, is well respected at the highest levels of the Italian public and private health sector for her reputation, personal integrity and professional expertise.

ABOUT  COMPETITIVE  TECHNOLOGIES,  INC.

Competitive Technologies, established in 1968, provides distribution, patent and technology transfer, sales and licensing services focused on the needs of its customers and matching those requirements with commercially viable product or technology solutions. CTTC is a global leader in identifying, developing and commercializing innovative products and technologies. CTTC's principal technology is the non-invasive Calmare pain therapy medical device, which uses the biophysical "Scrambler Therapy" technology, and was developed in Italy by CTTC's client, Professor Giuseppe Marineo. The Calmare device is currently being manufactured for sale by CTTC's partner, GEOMC Co., Ltd. of Seoul, Korea. For more information on the device, visit www.calmarett.com. Visit CTTC's website: www.competitivetech.net

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Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K for the year ended July 31, 2010, filed with the SEC on October 27, 2010, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:  Jean Wilczynski, IR Services, LLC
(860.434.2465/info@corpirservices.com)
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